Exhibit 99.1

News Release

ACI Worldwide, Inc. Reports Financial

Results for the Quarter Ended September 30, 2013

HIGHLIGHTS

•	Non-GAAP revenue of $216 million, up 35% over last year and up 11% ex ORCC

•	SNET bookings growth up 17% over last year

•	Repurchased 1.3 million shares in the quarter, totaling 1.7 million year-to-date

•	Adjusted EBITDA margin of 29%, up from 21% in Q3 last year

•	Full year 2013 financial guidance increased for the acquisition of Official Payments

NAPLES, FLA — November 7, 2013 — ACI Worldwide, Inc. (NASDAQ:ACIW), a leading international provider of payment systems, today announced financial results for the period ended September 30, 2013. Management will host a conference call at 8:30 am EST to discuss these results as well as 2013 guidance. Interested persons may access a real-time audio broadcast of the teleconference at www.aciworldwide.com/investors or use the following numbers for dial in participation: US/Canada: (866) 914-7436, International/Local: +1 (817) 385-9117. Please provide your name, the conference name ACI Worldwide, Inc. and conference code 90345878. There will be a replay available for two weeks on (855) 859-2056 for US/Canada Dial-In and +1 (404) 537- 3406 for International/Local Dial-In participants.

“ACI had another busy and productive quarter,” commented Phil Heasley, ACI President and CEO. “The acquisition of Official Payments extends our reach and strengthens our position within our fastest growing business, electronic bill payment. Online Resources continues to perform as, or better than, expected and we are on track to achieve our targeted $27 million in synergies. Organically, our Q3 revenues grew 11% and our sales bookings net of term extensions grew 17% in the quarter.”

FINANCIAL SUMMARY

Financial Results for Q3

Q3 non-GAAP revenue of $216 million grew 35%, or $56 million, from last year’s quarter. After adjusting for Online Resources’ $37 million contribution, organic revenue grew 11% in the quarter. Monthly recurring revenue grew to $151 million, up $46 million, and represented 71% of total revenue in the quarter. Excluding Online Resources, recurring revenue grew 9% from Q3 2012.

New sales bookings, net of term extensions (SNET), excluding the contribution from Online Resources, were up 2% compared to last year’s Q3. Consolidated SNET bookings grew 17%, while Online Resources’ specific SNET grew $4 million, or 24% in the third quarter from Q3 2012. Our 12-month backlog dropped from last quarter to $740 million, down $6 million, or $11 million adjusted for foreign currency fluctuations, while our 60- month backlog increased to $3.11 billion, up $28 million, or $8 million adjusted for foreign currency fluctuations.

Q3 non-GAAP operating income was $40 million versus $18 million in last year’s third quarter. Consolidated GAAP operating income was $30 million for the quarter, versus $8 million in Q3 2012. Adjusted EBITDA of $62 million was $28 million above last year’s quarter of $34 million and represented 29% margin versus 21% margin last year. Non-GAAP net income was $21 million, or $0.52 per diluted share, in Q3 2013, versus non-GAAP net income of $12 million, or $0.29 per diluted share in Q3 2012. GAAP net income was $14 million, or $0.35 per diluted share, versus $6 million, or $0.14 per diluted share in Q3 2012.

We ended the third quarter with $167 million in cash on hand. Operating free cash flow (“OFCF”) for the quarter was $27 million, up from a negative $1 million in Q3 of last year. The quarter finished with a debt balance of $764 million, up from $661 million last quarter due to our recent debt offering. We have repurchased $81 million of our stock year-to-date as of November 6th and have approximately $108 million remaining on our current authorization.

Official Payments Acquisition

ACI closed the acquisition of Norcross, GA-based Official Payments on November 5th. Official Payments is a leading provider of electronic bill payment solutions in the U.S.,

serving federal, state and local governments, municipal utilities, higher education institutions and charitable giving organizations. With more than 3,000 customers representing access to over 100 million end users, the company processes approximately 20 million payments and over $9 billion in volume annually.

Updated Guidance

We are updating our full year financial expectations given the acquisition of Official Payments, which closed November 5th, 2013. We expect Official Payments to contribute approximately $18 to $20 million in non-GAAP revenue and $1 million in adjusted EBITDA. Our new guidance ranges include non-GAAP revenue of $883 to $905 million, non-GAAP operating income of $165 to $175 million, and our adjusted EBITDA range is $257 to $267 million. Additionally, we continue to expect full year 2013 new sales bookings to increase organically (excluding ORCC) in the mid teens from last year’s results.

End-

About ACI Worldwide

ACI Worldwide powers electronic payments and banking for more than 2,600 financial institutions, retailers, billers and processors around the world. ACI software enables $13 trillion in payments each day, processing transactions for more than 250 of the leading global retailers, and 18 of the world’s 20 largest banks. Through our comprehensive suite of software products and hosted services, we deliver a broad range of solutions for payments processing; card and merchant management; online banking; mobile, branch and voice banking; fraud detection; trade finance; and electronic bill presentment and payment. To learn more about ACI, please visitwww.aciworldwide.com. You can also find us on Twitter @ACI_Worldwide.

For more information contact:

John Kraft, Vice President, Investor Relations & Strategic Analysis

ACI Worldwide

239-403-4627

john.kraft@aciworldwide.com

To supplement our financial results presented on a GAAP basis, we use the non-GAAP measures indicated in the tables, which exclude certain business combination accounting entries related to the acquisition of S1 and Online Resources and significant transaction related expenses, as well as other significant non-cash expenses such as depreciation, amortization and share-based compensation, that we believe are helpful in understanding our past financial performance and our future results. The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and are not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Certain non-GAAP measures include:

•	Non-GAAP revenue: revenue plus deferred revenue that would have been recognized in the normal course of business by S1, Online Resources and Official Payments if not for GAAP purchase accounting requirements. Non-GAAP revenue should be considered in addition to, rather than as a substitute for, revenue.

•	Non-GAAP operating income: operating income (loss) plus deferred revenue that would have been recognized in the normal course of business by S1, Online Resources and Official Payments if not for GAAP purchase accounting requirements and significant transaction related expenses. Non-GAAP operating income should be considered in addition to, rather than as a substitute for, operating income.

•	Adjusted EBITDA: net income (loss) plus income tax expense, net interest income (expense), net other income (expense), depreciation, amortization and non-cash compensation, as well as deferred revenue that would have been recognized in the normal course of business by S1, Online Resources and Official Payments if not for GAAP purchase accounting requirements and significant transaction related expenses. Adjusted EBITDA should be considered in addition to, rather than as a substitute for, operating income.

ACI is also presenting operating free cash flow, which is defined as net cash provided by operating activities, plus net after-tax payments associated with employee-related actions and facility closures, net after-tax payments associated with acquisition related transaction costs, net after-tax payments associated with IBM IT outsourcing transition and termination, and less capital expenditures. Operating free cash flow is considered a non-GAAP financial measure as defined by SEC Regulation G. We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize operating free cash flow as a further indicator of operating performance and for planning investing activities. Operating free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities. A limitation of operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. This measure also does not exclude mandatory debt service obligations and, therefore, does not represent the residual cash flow available for discretionary expenditures. We believe that operating free cash flow is useful to investors to provide disclosures of our operating results on the same basis as that used by our management.

ACI also includes backlog estimates, which include all software license fees, maintenance fees and services specified in executed contracts, as well as revenues from assumed contract renewals to the extent that we believe recognition of the related revenue will occur within the corresponding backlog period. We have historically included assumed renewals in backlog estimates based upon automatic renewal provisions in the executed contract and our historic experience with customer renewal rates.

Backlog is considered a non-GAAP financial measure as defined by SEC Regulation G. Our 60-month backlog estimate represents expected revenues from existing customers using the following key assumptions:

•	Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.

•	License, facilities management, and software hosting arrangements are assumed to renew at the end of their committed term at a rate consistent with our historical experiences.

•	Non-recurring license arrangements are assumed to renew as recurring revenue streams.

•	Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.

•	Our pricing policies and practices are assumed to remain constant over the 60-month backlog period.

Estimates of future financial results are inherently unreliable. Our backlog estimates require substantial judgment and are based on a number of assumptions as described above. These assumptions may turn out to be inaccurate or wrong, including for reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including mergers, changes in their financial condition, or general changes in economic conditions in the customer’s industry or geographic location, or we may experience delays in the development or delivery of products or services specified in customer contracts which may cause the actual renewal rates and amounts to differ from historical experiences. Changes in foreign currency exchange rates may also impact the amount of revenue actually recognized in future periods. Accordingly, there can be no assurance that contracts included in backlog estimates will actually generate the specified revenues or that the actual revenues will be generated within the corresponding 60-month period.

Backlog should be considered in addition to, rather than as a substitute for, reported revenue and deferred revenue.

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements in this press release include, but are not limited to, statements regarding: (i) expectations with respect to the Online Resources and Official Payments acquisitions and the performance of those businesses; and (ii) expectations regarding 2013 financial guidance related to revenue, operating income and adjusted EBITDA.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. Such factors include but are not limited to, increased competition, the performance of our strategic product, BASE24-eps, demand for our products, restrictions and other financial covenants in our credit facility, consolidations and failures in the financial services industry, customer reluctance to switch to a new vendor, the accuracy of management’s backlog estimates, the maturity of certain products, our strategy to migrate customers to our next generation products, ratable or deferred recognition of certain revenue associated with customer migrations and the maturity of certain of our products, failure to obtain renewals of customer contracts or to obtain such renewals on favorable terms, delay or cancellation of customer projects or inaccurate project completion estimates, volatility and disruption of the capital and credit markets and adverse changes in the global economy, our existing levels of debt, impairment of our goodwill or intangible assets, litigation, future acquisitions, strategic partnerships and investments, risks related to the expected benefits to be achieved in the transaction with Online Resources, the complexity of our products and services and the risk that they may contain hidden defects or be subjected to security breaches or viruses, compliance of our products with applicable legislation, governmental regulations and industry standards, our compliance with privacy regulations, the protection of our intellectual property in intellectual property litigation, the cyclical nature of our revenue and earnings and the accuracy of forecasts due to the concentration of revenue generating activity during the final weeks of each quarter, business interruptions or failure of our information technology and communication systems, our offshore software development activities, risks from operating internationally, including fluctuations in currency exchange rates, exposure to unknown tax liabilities, and volatility in our stock price. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K, Registration Statement on Form S-4, and subsequent reports on Forms 10-Q and 8-K.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands, except share and per share amounts)

	September 30,	December 31,
	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$166,511	$76,329
Billed receivables, net of allowances of $6,969 and $8,117, respectively	166,649	176,313
Accrued receivables	32,303	41,008
Deferred income taxes, net	66,461	34,342
Recoverable income taxes	4,287	5,572
Prepaid expenses	21,106	16,746
Other current assets	18,377	5,816

Total current assets	475,694	356,126

Property and equipment, net	50,400	41,286
Software, net	176,263	129,314
Goodwill	630,739	501,141
Other intangible assets, net	190,591	127,900
Deferred income taxes, net	34,774	63,370
Other noncurrent assets	43,034	31,749

TOTAL ASSETS	$1,601,495	$1,250,886

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$39,453	$33,926
Accrued employee compensation	40,298	35,194
Current portion of term credit facility	41,398	17,500
Deferred revenue	129,230	139,863
Income taxes payable	5,095	3,542
Deferred income taxes, net	574	174
Accrued and other current liabilities	39,372	36,400

Total current liabilities	295,420	266,599

Noncurrent liabilities
Deferred revenue	67,308	51,519
Note payable under term credit facility	422,855	168,750
Note payable under revolving credit facility	—	188,000
Senior Notes	300,000	—
Deferred income taxes, net	12,626	14,940
Other noncurrent liabilities	26,590	26,721

Total liabilities	1,124,799	716,529

Commitments and contingencies

Stockholders’ equity
Preferred stock; $0.01 par value; 5,000,000 shares authorized; no shares issuedand outstanding at September 30, 2013 and December 31, 2012	—	—
Common stock; $0.005 par value; 70,000,000 shares authorized; 46,606,796 shares issued at September 30, 2013 and December 31, 2012	232	232
Treasury stock, at cost, 8,164,923 and 7,159,023 shares at September 30, 2013and December 31, 2012, respectively	(252,769)	(186,784)
Additional paid-in capital	539,252	534,953
Retained earnings	213,464	199,987
Accumulated other comprehensive loss	(23,483)	(14,031)

Total stockholders’ equity	476,696	534,357

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,601,495	$1,250,886

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except per share amounts)

	Three Months Ended September 30,
	2013	2012
Revenues:
Software license fees	$56,236	$39,560
Maintenance fees	60,457	47,920
Services	30,240	35,811
Software hosting fees	67,006	31,771

Total revenues	213,939	155,062

Expenses:
Cost of software license fees (1)	5,888	5,874
Cost of maintenance, services, and hosting fees (1)	80,948	51,944
Research and development	33,642	34,213
Selling and marketing	24,098	20,448
General and administrative	24,559	24,533
Depreciation and amortization	15,249	9,742

Total expenses	184,384	146,754

Operating income	29,555	8,308

Other income (expense):
Interest income	159	222
Interest expense	(7,453)	(2,620)
Other, net	(3,152)	(1,430)

Total other expense	(10,446)	(3,828)

Income before income taxes	19,109	4,480
Income tax expense (benefit)	5,347	(1,175)

Net income	$13,762	$5,655

Income per share information
Weighted average shares outstanding
Basic	39,125	39,126
Diluted	39,807	40,712

Income per share
Basic	$0.35	$0.14
Diluted	$0.35	$0.14

(1)	The cost of software license fees excludes charges for depreciation but includes amortization of purchased and developed software for resale. The cost of maintenance, services and hosting fees excludes charges for depreciation.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	For the Three Months Ended September 30,
	2013	2012
Cash flows from operating activities:
Net income	$13,762	$5,655
Adjustments to reconcile net income to net cash flows from operating activities
Depreciation	5,569	3,559
Amortization	13,108	9,941
Provision for doubtful accounts receivable	(1,484)	115
Deferred income taxes	1,436	(4,748)
Stock-based compensation expense	3,386	2,575
Excess tax benefit of stock options exercised	(883)	(550)
Other	1,607	740
Changes in operating assets and liabilities, net of impact of acquisitions:
Billed and accrued receivables, net	3,754	(20,040)
Other current and noncurrent assets	(1,957)	753
Accounts payable	(4,298)	(3,156)
Accrued employee compensation	3,005	1,567
Accrued liabilities	5,080	3,311
Current income taxes	2,415	1,865
Deferred revenue	(15,856)	5,789
Other current and noncurrent liabilities	285	(2,051)

Net cash flows from operating activities	28,929	5,325

Cash flows from investing activities:
Purchases of property and equipment	(2,432)	(6,640)
Purchases of software and distribution rights	(2,300)	(1,386)
Acquisition of businesses, net of cash acquired	—	(49,852)

Net cash flows from investing activities	(4,732)	(57,878)

Cash flows from financing activities:
Proceeds from issuance of common stock	594	290
Proceeds from exercises of stock options	4,309	1,253
Excess tax benefit of stock options exercised	883	550
Repurchases of common stock	(68,580)	(13,772)
Repurchase of restricted stock and performance shares for tax withholdings	(320)	(578)
Exercise of common stock warrants	—	11,866
Cash settlement of common stock warrants	—	(29,596)
Proceeds from revolver portion of credit agreement	—	24,000
Proceeds from issuance of senior notes	300,000	—
Repayment of term portion of credit agreement	(8,871)	(3,125)
Repayment of revolver portion of credit agreement	(188,000)	—
Payments for debt issuance costs	(6,861)	(541)
Payments on debt and capital leases	(1,605)	(1,205)

Net cash flows from financing activities	31,549	(10,858)

Effect of exchange rate fluctuations on cash	3,024	1,477
Net increase in cash and cash equivalents	58,770	(61,934)
Cash and cash equivalents, beginning of period	107,741	149,616

Cash and cash equivalents, end of period	$166,511	$87,682

ACI Worldwide, Inc.

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)

(unaudited and in thousands, except per share data)

	FOR THE THREE MONTHS ENDED September 30,
	2013		2013	2012		2012
Selected Non-GAAP Financial Data	GAAP	Adj	Non-GAAP	GAAP	Adj	Non-GAAP	$ Diff	% Diff
Total revenues (2)	$213,939	$1,696	$215,635	$155,062	$4,882	$159,944	$55,691	35%
Total expenses (3)	184,384	(8,676)	175,708	146,754	(4,476)	142,278	33,430	23%
Operating income	29,555	10,372	39,927	8,308	9,358	17,666	22,261	126%
Income before income taxes	19,109	10,372	29,481	4,480	9,358	13,838	15,643	113%
Income tax expense (benefit) (4)	5,347	3,630	8,977	(1,175)	3,275	2,100	6,877	327%

Net income	$13,762	$6,742	$20,504	$5,655	$6,083	$11,738	$8,766	75%

Depreciation	5,569	—	5,569	3,559	—	3,559	2,010	56%
Amortization - acquisition related intangibles	4,701	—	4,701	3,193	—	3,193	1,508	47%
Amortization - acquisition related software	4,513	—	4,513	3,522	—	3,522	991	28%
Amortization - other	3,894	—	3,894	3,225	—	3,225	669	21%
Stock-based compensation (5)	3,386	—	3,386	2,575	(146)	2,429	957	39%

Adjusted EBITDA	$51,618	$10,372	$61,990	$24,382	$9,212	$33,594	$28,396	85%

Earnings per share information
Weighted average shares outstanding
Basic	39,125	39,125	39,125	39,126	39,126	39,126
Diluted	39,807	39,807	39,807	40,712	40,712	40,712

Earnings per share
Basic	$0.35	$0.17	$0.52	$0.14	$0.16	$0.30	$0.22	75%
Diluted	$0.35	$0.17	$0.52	$0.14	$0.15	$0.29	$0.23	79%

(1)	This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
(2)	Adjustment for deferred revenue that would have been recognized in the normal course of business by ORCC and S1 but was not recognized due to GAAP purchase accounting requirements.
(3)	Expense for significant transaction related transactions, including, $5.2 million for employee related actions, $1.0 million for facility closures and $2.5 million for professional and other fees in 2013 and $0.5 million for employee related actions, $3.5 million for facilitiy closures, $0.1 million for termination of the IBM IT outsourcing agreement and $0.3 million for other professional fees in 2012.
(4)	Adjustments tax effected at 35%.
(5)	Accelerated stock compensation expense for terminated employees related to the S1 acquisition.

	Quarter Ended September 30,
Reconciliation of Operating Free Cash Flow (millions)	2013	2012
Net cash provided (used) by operating activities	$28.9	$5.3
Net after-tax payments associated with employee-related actions (4)	1.5	1.3
Net after-tax payments associated with lease terminations (4)	0.5	0.7
Net after-tax payments associated with significant transaction related expenses (4)	0.9	—
Net after-tax payments associated with IBM IT Outsourcing Transition (4)	—	0.2
Less capital expenditures	(4.7)	(8.0)

Operating Free Cash Flow	$27.1	$(0.5)

(5)	Amounts are tax effected at 35%.